Exhibit 99.1

May 16, 2012

Henry H. Gerkens

13410 Sutton Park Drive South

Jacksonville, Florida 32224

Dear Henry:

In light of the concerns expressed by ISS Proxy Advisory Services concerning the long-standing provisions of your Key Executive Employment Protection Agreement (“KEEPA”) for “modified single trigger severance payments and excise tax gross-ups in connection with a change in control,” and in recognition of evolving “best practices,” you hereby agree to remove these provisions from your KEEPA. In particular, for good and valuable consideration you agree to the following:

•	Deletion of Modified Single Trigger: Section 3(a) of your KEEPA is amended to delete clause (y) in its entirety.

•	Deletion of Excise Tax Gross-Up: Sections 3(d) and (e) of your KEEPA are hereby deleted in their entirety.

•

Imposition of Cap on Severance Payments: Notwithstanding anything in your KEEPA, as amended by this letter, to the contrary, the severance payable to you under the KEEPA in connection with a change in control shall be reduced if and to the extent necessary so that no excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would be imposed if doing so would result in your retaining a larger after–tax amount, taking into account the income, excise and employment taxes imposed on the payments payable to you and benefits made available to you in connection with the change in control.

Except as expressly modified by this letter agreement, your KEEPA remains in full force and effect in accordance with its terms.

Please confirm your acceptance of this letter agreement by signing where indicated below.

Sincerely,

/s/ Diana M. Murphy
Diana M. Murphy, Chair Compensation Committee of the Board of Directors of Landstar System, Inc.

Agreed and Accepted:

/s/ Henry H. Gerkens
Henry H. Gerkens Dated: May 16, 2012